UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 2, 2009

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

4575 SW Research Way, Suite 200

Corvallis, OR 97333

(Address of principal executive offices)

(541) 753-3635

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 2, 2009, AVI BioPharma, Inc. (the “Company”) and Charley’s Fund, Inc. (“Charley’s Fund”), a nonprofit organization that funds drug discovery and development initiatives specific to Duchenne muscular dystrophy (“DMD”), entered into the First Amendment to an existing Sponsored Research Agreement (the “Amendment”).  The Amendment pertains to certain provisions of that certain Sponsored Research Agreement by and between the Company and Charley’s Fund entered into effective October 12, 2007 (the “Agreement”).  Under the terms of the Agreement, the Company was awarded a $2.45 million research contract from Charley’s Fund to support a new product development program using proprietary exon skipping technologies developed by the Company to overcome the effects of certain genetic errors in the dystrophin gene.

Under the Amendment, Charley’s Fund will provide an additional $3 million in sponsored research funds, above the $2 million previously provided, to support the development of AVI-5038 through to submission of an IND application.  The Agreement, as amended (the “Amended Agreement”), provides that the Company shall pay to Charley’s Fund an amount equal to the funds provided by Charley’s Fund under the Amended Agreement through royalty payments based on the commercialization of AVI-5038.

Item 9.01.  Financial Statements and Exhibits.

The following exhibit is being furnished (not filed) herewith:

99.1	Press release, dated June 4, 2009, entitled “AVI BioPharma Signs an Additional Drug Development Contract with Charley’s Fund Inc. for Duchenne Muscular Dystrophy”

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corvallis, State of Oregon, on June 8, 2009.

AVI BioPharma, Inc.

By:	/s/ Leslie Hudson, Ph.D.

Leslie Hudson, Ph.D.
President and Chief Executive Officer (Principal Operating Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated June 4, 2009, entitled “AVI BioPharma Signs an Additional Drug Development Contract with Charley’s Fund Inc. for Duchenne Muscular Dystrophy”